Exhibit 99.1

NRC NEWS
U.S. NUCLEAR REGULATORY COMMISSION
Office of Public Affairs Region IV
612 E. Lamar Blvd., Suite 400
Arlington, TX 76011-4125
Telephone: (817) 860-8128

No. IV-09-009
Contact: Victor Dricks	March 24, 2009
Phone: (817) 860-8128	E-Mail: opa4@nrc.gov
NRC TO REDUCE PALO VERDE OVERSIGHT
     The U.S. Nuclear Regulatory Commission has determined that the Palo Verde Nuclear Generating Station has made sufficient performance improvement that it can reduce its level of inspection oversight. The triple-reactor plant, operated by Arizona Public Service Co. (APS), is located 50 miles west of Phoenix., Ariz.
     “Performance at Palo Verde has improved substantially and we are adjusting our oversight accordingly,” said Elmo E. Collins, NRC’s Region IV Administrator. “But we will closely monitor the plant. We are reducing our oversight, but not our vigilance.”
     For the balance of 2009, Palo Verde will receive the very detailed inspection regime used by the NRC for plants that are operating well, along with some additional inspection to ensure that performance improvements are maintained.
     The plant has been under increased NRC oversight since the fourth quarter of 2004 following a finding for a substantial safety issue. Inspectors found that APS had incorrectly left air pockets in portions of the emergency core cooling system at each reactor that could have hindered the system’s operation during certain types of accidents.
     “While the facility was being safely operated, the NRC found that safety margins had been reduced and that site-wide corrective actions were needed to improve safety performance,” Collins said in a letter to APS.
     The NRC staff issued a Confirmatory Action Letter (CAL) to Palo Verde on Feb. 15, 2008, that documented commitments made by APS to address performance deficiencies in 12 key areas, including weaknesses in problem identification and resolution and human performance issues. In total, the Confirmatory Action Letter consisted of 454 specific tasks.

     Although only Unit 3 was receiving the highest level of NRC oversight, many performance issues were site-wide in nature and the licensee’s improvement plan targeted Units 1 and 2 as well.
     NRC resident and regional inspectors had a primary objective of ensuring Palo Verde was operating safely while the licensee implemented its performance improvement plan. Quarterly public meetings have been held for the past two years in the vicinity of the site at which APS officials and NRC discussed the progress of improvement efforts at Palo Verde.
     During the past year, the NRC has conducted five comprehensive team inspections, involving over 1,500 hours of work, to assess the licensee’s progress in resolving performance deficiencies. The most recent inspection, conducted earlier this year, involved 10 inspectors from all four of the NRC’s regional offices, who spent two weeks on site reviewing licensee actions.
     “Based on the results of these inspections, NRC has concluded that you have effectively addressed the causes which led to the safety performance decline and have notably improved safety performance,” Collins said in the letter to APS. “Also, you have established programs and procedures which, if effectively implemented, provide a reasonable assurance that the performance improvements are sustainable. The commitments described in the CAL have been completed and these actions have been effective in addressing the specific performance issues.”
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